As filed with the Securities and Exchange Commission on February 27, 2006.
Registration No. 333-131394

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment
No. 2 To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOMANETICS CORPORATION
(Exact name of registrant as specified in its charter)

MICHIGAN	38-2394784
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1653 East Maple Road
Troy, Michigan 48083-4208
(248) 689-3050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Bruce J. Barrett
President and Chief Executive Officer
Somanetics Corporation
1653 East Maple Road
Troy, Michigan 48083-4208
(248) 689-3050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Krueger Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Ave Detroit, Michigan 48226-3506 (313) 465-7452 Fax No.: (313) 465-7453	Marjorie Sybul Adams DLA Piper Rudnick Gray Cary US LLP 1251 Avenue of the America New York, New York 10020 (212) 835-6017 Fax No.: (212) 884-8517

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Share(2)	Price(2)	Fee(3)

Common Shares, par value $.01 per share	2,300,000	$23.145	$53,233,500	$5,695.99

(1)	Includes 300,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Estimated solely for the purpose of computing the registration fee, based on the average of the high and low reported sale prices of the Registrant’s common shares on February 7, 2006 as reported on The Nasdaq National Market, pursuant to Rule 457(c).

(3)	$7,002.78 paid with the original filing.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The following table sets forth the estimated amounts of expenses to be borne by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Securities and Exchange Commission Registration Fee	$7,003
NASD Filing Fee	7,045
The Nasdaq National Market Listing Fee	110,000
Printing and Engraving Expenses	50,000
Accounting Fees and Expenses	100,000
Legal Fees and Expenses	150,000
Blue Sky Fees and Expenses	20,000
Transfer Agent’s and Registrar’s Fees and Expenses	3,600
Miscellaneous Expenses	52,352

Total	$500,000

      All of these expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee, represent estimates only.

Item 15.	Indemnification of Directors and Officers
      Under Sections 561-571 of the Michigan Business Corporation Act directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.
      We are obligated under our bylaws and our employment agreement with Bruce J. Barrett to indemnify our present or former directors or officers and may indemnify any other person, to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding arising out of their past or future service to us or a subsidiary, or to another organization at our request or at the request of one of our subsidiaries. In addition, our Restated Articles of Incorporation limit certain personal liabilities of our directors.
      Reference is also made to Section 8 of the Underwriting Agreement, a form of which is attached to this Registration Statement as Exhibit 1.1, with respect to undertakings by the underwriters to indemnify us, our directors and officers and each person who controls us within the meaning of the Securities Act of 1933 against certain civil liabilities, including certain liabilities under the Securities Act of 1933.
      We have obtained directors’ and officers’ liability insurance. The policy provides for $2,000,000 in coverage including prior acts dating to our inception and liabilities under the Securities Act in connection with this offering.

Item 16.	Exhibits
      See Exhibit Index immediately preceding the exhibits.

Item 17.	Undertakings
      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on February 27, 2006.

SOMANETICS CORPORATION
(Registrant)

By:	/s/ BRUCE J. BARRETT

Bruce J. Barrett
Its: President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE J. BARRETT Bruce J. Barrett	President and Chief Executive Officer and a Director (Principal Executive Officer)	February 27, 2006

/s/ WILLIAM M. IACONA William M. Iacona	Vice President and Chief Financial Officer, Controller, and Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 27, 2006

* James I. Ausman, M.D., Ph.D.	Director	February 27, 2006

* Daniel S. Follis	Director	February 27, 2006

* Robert R. Henry	Director	February 27, 2006

*By: /s/ WILLIAM M. IACONA William M. Iacona, Attorney-in-fact		February 27, 2006

EXHIBIT INDEX

Exhibit	Description

1.1	Form of Underwriting Agreement.**

4.1	Restated Articles of Incorporation of Somanetics Corporation, incorporated by reference to Exhibit 3(i) to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1998.

4.2	Amended and Restated Bylaws of Somanetics Corporation, incorporated by reference to Exhibit 3(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003.

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP concerning the legality of the securities being offered.*

23.1	Consent of Deloitte & Touche LLP.**

23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).*

24.1	Powers of Attorney (included after the signature of the registrant contained on page II-3 of the original registration statement).

*	Filed with amendment no. 1 to registration statement.

**	Filed with this amendment no. 2 to registration statement.